From:	Hifn, Inc. 750 University Avenue Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer 408-399-3537 wwalker@hifn.com

Hifn, Inc. Reports Q1 FY2009 Results

LOS GATOS, Calif., February 3, 2009 – Hifn™ (NASDAQ: HIFN) today reported financial results for the first fiscal quarter ended December 31, 2008. This press release contains both GAAP and non-GAAP financial information for which a reconciliation can be found on the final page.

Revenues for the first quarter of fiscal 2009 were $8.0 million, a decrease of 11 percent from the $9.0 million in revenues reported in the previous quarter and a decrease of 27 percent from the $10.9 million in revenues reported in the first quarter of fiscal 2008.

Net loss for the first quarter of fiscal 2009, on a GAAP basis, was $2.5 million, or $0.17 per share. Non-GAAP net loss for the first quarter of fiscal 2009, adjusted for stock-based compensation expense and amortization of intangible assets, was $1.1 million, or $0.08 per share. Net loss for the first quarter of fiscal 2008, on a GAAP basis, was $680,000, or $0.05 per share. Non-GAAP net income for the first quarter of fiscal 2008, adjusted for stock-based compensation expense, amortization of intangible assets and impairment of investments, was $592,000, or $0.04 per share.

"This was a very difficult quarter in a particularly challenging semiconductor and macro-economic environment, and as a result our revenues declined sequentially," said Albert Sisto, Chairman and Chief Executive Officer.  "Customer demand was weaker than we expected this quarter, primarily in our legacy networking products as the economic uncertainty had our customers pushing out orders to minimize inventory. As a result, we continued to reduce our operating expenses and improve our focus on developing strategic products to drive growth,” said Sisto. “Our cash balance increased and gross margins were up quarter over quarter as a result of the product mix. During the quarter we introduced the 9150 SentryFlow processor and the Hifn De-Dupe accelerator DR250 and DR255 platforms. These new products are well positioned for the long–term, and we believe they will strengthen our market position as we come out of this economic downturn,” Sisto concluded.

Hifn First Quarter Fiscal Year 2009 Earnings Release	Page 2

Hifn management will hold a conference call to discuss these results today, February 3, 2009, at 1:30 p.m. Pacific Standard Time (PST). Those wishing to join should dial 866-206-6509 (domestic U.S.) or 703-639-1108 (international) at approximately 1:15 p.m. (PST). A replay of the conference call will be available for 48 hours after the call and may be accessed by calling 888-266-2081 (domestic U.S.) or 703-925-2533 (international), pass code 1328850. This press release and information regarding the conference call, including a webcast of the call, may be accessed through the Investor Relations page in Hifn’s corporate website at www.hifn.com.

 About Hifn

Hifn (NASDAQ: HIFN) delivers the key OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: www.hifn.com.

Use of Non-GAAP Financial Measures

This release contains non-GAAP financial measures (non-GAAP net income or loss) that exclude the effects of stock-based compensation expense, amortization of intangible assets and impairment of investments. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in the Reconciliation of GAAP Measures to non-GAAP Measures attached to this press release. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Hifn's results of operations as determined in accordance with GAAP.

We believe that excluding stock-based compensation expense, amortization of intangible assets and impairment of investments provides supplemental information and an alternative presentation useful

Hifn First Quarter Fiscal Year 2009 Earnings Release	Page 3

to investors' understanding of the company's core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

 Investors have indicated that they consider financial measures of our results of operations excluding stock-based compensation expense, amortization of intangible assets and impairment of investments as important supplemental information useful to their understanding of our historical results and estimating of our future results.

Management uses non-GAAP financial measures internally for evaluating current financial performance, strategic decision making and forecasting. Given the importance of non-GAAP measures to management, Hifn believes these non-GAAP measures will help analysts and investors better understand management’s assessment of the company’s operational financial performance as compared with prior periods.

This press release contains forward-looking statements, such as: statements about Hifn’s future financial performance; long-term growth prospects; continued reduction of operating expenses; improved gross margins; utilization of Hifn’s market position; the potential of future revenue generation from Hifn’s research and development activities; and successful penetration of new customers and markets with Hifn’s SentryFlow processor and De-Dupe accelerator product portfolio. Readers are cautioned that Hifn’s forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, such as: changes in customer demand and customer ordering patterns, whether as a result of the current worldwide economic slowdown or otherwise; diversification of our customer base and sources of revenues; our ability to execute our product and technology roadmap; our continued ability to control expenses as compared with prior periods; and an economic slowdown in the technology sector. Additional risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn undertakes no special duty to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Hifn’s most recent Annual Report on Form 10-K. Hifn’s results of operations for the three months ended December 31, 2008 are not necessarily indicative of Hifn’s operating results for any future periods. Any projections in this release are based on limited information currently available to Hifn and speak only as of the date of this release.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn First Quarter Fiscal Year 2009 Earnings Release	Page 4

HIFN, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,
	2008	2007

Net revenues	$7,958	$10,929

Costs and operating expenses:
Cost of revenues	2,404	3,472
Research and development	3,431	3,602
Sales and marketing	2,130	2,394
General and administrative	1,940	1,722
Amortization of intangibles	749	749
	10,654	11,939
Loss from operations	(2,696)	(1,010)
Interest and other income, net	244	345
Loss before income taxes	(2,452)	(665)
Provision for income taxes	45	15
Net loss	$(2,497)	$(680)

Net loss per share, basic and diluted	$(0.17)	$(0.05)

Weighted average shares outstanding, basic and diluted	14,693	14,776

Hifn First Quarter Fiscal Year 2009 Earnings Release	Page 5

HIFN, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	December 31, 2008	September 30, 2008

ASSETS

Current assets:
Cash & short-term investments	$34,852	$34,371
Accounts receivable, net	3,639	6,651
Inventories	2,781	2,283
Prepaid expenses and other current assets	1,406	1,482
Total current assets	42,678	44,787

Property and equipment, net	1,857	1,927
Goodwill, intangibles and other assets, net	6,252	6,573
	$50,787	$53,287

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,151	$1,930
Accrued expenses and other current liabilities	3,458	3,744
Total current liabilities	4,609	5,674

Stockholders’ equity:
Common stock	15	15
Paid-in capital	175,990	175,164
Accumulated other comprehensive income (loss)	134	(102)
Accumulated deficit	(123,969)	(121,472)
Treasury stock, at cost	(5,992)	(5,992)
Total stockholders' equity	46,178	47,613
	$50,787	$53,287

Hifn First Quarter Fiscal Year 2009 Earnings Release	Page 6

HIFN, INC. RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,
	2008	2007

GAAP net loss	$(2,497)	$(680)
Reconciling items:
Stock-based compensation expense	638	433
Amortization of intangibles	749	749
Impairment of investments	─	90
Non-GAAP net income (loss)	$(1,110)	$592

GAAP basic net loss per share	$(0.17)	$(0.05)
Reconciling items:
Stock-based compensation expense	0.04	0.03
Amortization of intangibles	0.05	0.05
Impairment of investments	0.00	0.01
Non-GAAP basic net income (loss) per share	$(0.08)	$0.04

GAAP diluted net loss per share	$(0.17)	$(0.05)
Reconciling items:
Stock-based compensation expense	0.04	0.03
Amortization of intangibles	0.05	0.05
Impairment of investments	0.00	0.01
Non-GAAP diluted net income (loss) per share	$(0.08)	$0.04

Shares used to calculate GAAP net income (loss) per share:
Basic	14,693	14,776
Diluted	14,693	14,776

Shares used to calculate non-GAAP net income (loss) per share:
Basic	14,693	14,776
Diluted	14,693	14,939